                                                                     EXHIBIT 8.1

                  [MULDOON, MURPHY & FAUCETTE LLP LETTERHEAD]



                               January 29, 1999


Board of Directors
Richmond County Financial Corp.
1214 Castleton Avenue
Staten Island, New York 10310

     Re: Federal Income Tax Consequences of Merger of Ironbound Bankcorp, NJ with and into Richmond County Financial Corp.

To the Members of the Board of Directors:

     You have requested an opinion regarding the material federal tax consequences of a proposed transaction involving the merger of Ironbound Bankcorp, NJ, a bank holding company organized under the laws of the State of New Jersey ("Ironbound") with and into Richmond County Financial Corp. ("Richmond County"), a savings and loan holding company organized under the laws of the State of Delaware. The merger will be effected pursuant to the Agreement and Plan of Merger, dated as of July 17, 1998, by and between Richmond County Financial Corp. and Ironbound Bankcorp, NJ (the "Merger Agreement"). The merger and related transactions are described in the Merger Agreement and in the Proxy Statement/Prospectus (the "Proxy Statement") included in Richmond County's Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the merger (the "Registration Statement"). All capitalized terms used but not defined in this letter shall have the meanings set forth in the Merger Agreement or the Proxy Statement.

     Under the Merger Agreement, at the Ironbound Effective Time, Ironbound shall be merged with and into Richmond County (the "Merger") and the separate existence of Ironbound shall cease. Richmond County shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of Delaware. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Ironbound's common stock (the "Ironbound Common Stock") issued and outstanding immediately prior to the Ironbound Effective Time shall be converted into the right to receive that number of shares of the common stock of Richmond County (the "Richmond County Common Stock") determined under the formula set out in the Merger Agreement, subject to the payment of cash in lieu of fractional shares.

Board of Directors
January 29, 1999
Page 2

     Our opinion is provided solely with respect to federal income tax consequences of the Merger. This opinion is being delivered at your request and pursuant to Sections 5.2(e) of the Merger Agreement.

     In connection with the opinions expressed herein, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and the Proxy Statement, and of such corporate records of the parties to the Merger as we have deemed appropriate.
We have also received and relied upon, without independent verification, the representations of Ironbound concerning Ironbound itself as well as the transaction ("Representations"); we have received and relied upon, without independent verification, the representations of Richmond County concerning the transaction and certain post-Merger plans ("Representations"). We have assumed that such Representations are true and that the parties to the Merger will act in accordance with the Merger Agreement. We have assumed that all daily operations of Richmond County will be conducted in a manner wholly consistent with all Representations provided by Richmond County. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

     We will rely upon the accuracy of the Representations and the statements of facts contained in the examined documents, particularly the Merger Agreement.
We have also assumed the authenticity of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies. We have assumed that the Merger will be consummated strictly in accordance with the terms of the Merger Agreement.

     The Merger Agreement and the Proxy Statement contain a detailed description of the Merger. These documents as well as the Representations to be provided by Richmond County and Ironbound are incorporated in this letter as part of the statement of the facts.


                            LIMITATIONS ON OPINION

     The opinions expressed herein are rendered only with respect to the issues specified herein. We express no opinion with respect to any other federal, state or local tax or other legal aspect of the transaction. If any of the above referenced facts or Representations are not true, correct and complete in all material respects, our opinion could be subject to change. In issuing our opinion, we are relying on the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations issued thereunder which are cited herein. All such provisions are subject to change, which change can be retroactive in effect. Any such change could have an effect on the validity of

Board of Directors
January 29, 1999
Page 3

our opinions. We assume no obligation to revise or supplement this opinion if any subsequent change were to occur.

     The opinions contained herein are not binding on the Internal Revenue Service ("IRS") or any court. No assurance can be given that the IRS will not take a different view of these transactions and that view may be ultimately sustained by a court. It is our understanding that neither party to the Merger intends to request a ruling from the IRS concerning the Merger.


                              FEDERAL TAX OPINION

     Based on and subject to the foregoing, the facts referenced in this opinion, the Representations referred to above, and subject to the limitations referenced herein, it is our opinion that for federal income tax purposes, under the current law:

     (1) The Merger will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code and Richmond County and Ironbound will each be a party to the reorganization.

     (2) No gain or loss will be recognized by Richmond County, Richmond County Savings Bank, Ironbound or Ironbound Bank as a result of the Merger.

     (3) No gain or loss will be recognized by the stockholders of Ironbound who exchange all of their Ironbound Common Stock solely for Richmond County Common Stock pursuant to the Merger, except to the extent of any cash received in lieu of a fractional share interest in Richmond County Common Stock.

     (4) The tax basis of the Richmond County Common Stock received by shareholders who exchange their Ironbound Common Stock for Richmond County Common Stock pursuant to the Merger will be the same as the tax basis of the Ironbound Common Stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange.

     (5) The holding period of Richmond County Common Stock received by each stockholder in the Merger will include the holding period of Ironbound Common Stock exchanged therefor, provided that such stockholder held such Ironbound Common Stock as a capital asset on the Ironbound Effective Date.

Board of Directors
January 29, 1999
Page 4

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of Richmond County filed in connection with the Merger and to the references to us under the headings "SUMMARY -- Tax-Free Transaction for Ironbound Stockholders" and "THE MERGER -- Tax-Free Transaction for Ironbound Stockholders" in the Proxy Statement/Prospectus on Richmond County and Ironbound. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act of 1933.

                                   Sincerely,

                                   /s/ Muldoon, Murphy & Faucette, LLP

                                   MULDOON, MURPHY & FAUCETTE  LLP